Mylan Reports a 51% Increase in Third Quarter 2012 Adjusted Diluted EPS to $0.83
Raises 2012 adjusted diluted EPS guidance range to $2.50 - $2.60
Expects full year adjusted operating cash flow to hit record of approximately $1 billion
PITTSBURGH - October 25, 2012-Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three and nine months ended September 30, 2012.
Financial Highlights

•	Adjusted diluted EPS of $0.83 for the three months ended September 30, 2012 compared to $0.55 for the same prior year period, an increase of 51%

•	Total revenues of $1.81 billion for the three months ended September 30, 2012 compared to $1.58 billion for the same prior year period, an increase of 15%

•	On a GAAP basis, diluted EPS of $0.51 for the three months ended September 30, 2012 compared to $0.36 for the same prior year period, an increase of 42%

•	Adjusted diluted EPS of $1.94 for the nine months ended September 30, 2012 compared to $1.51 for the same prior year period, an increase of 28%

•	Total revenues of $5.09 billion for the nine months ended September 30, 2012 compared to $4.60 billion for the same prior year period, an increase of 11%

•	On a GAAP basis, diluted EPS of $1.13 for the nine months ended September 30, 2012 compared to $0.92 for the same prior year period, an increase of 23%

•
Adjusted operating cash flow of $818 million for the nine months ended September 30, 2012, an increase of 30%. On a GAAP basis, cash flow from operating activities of $652 million for the nine months ended September 30, 2012

Mylan Chief Executive Officer, Heather Bresch commented: “Mylan delivered another outstanding quarter of top- and bottom-line growth, with strong double-digit growth in our Specialty, North America, and Asia Pacific businesses and a return to growth in EMEA. It is notable that we delivered adjusted diluted EPS for this one quarter in excess of our earnings for all of 2008—the first full year following our Matrix and Merck KGaA generics acquisitions—providing further evidence of our ability to generate optimal organic growth from our global scale and operating leverage.
“As a result of this strong operational performance, we again are raising our earnings guidance for 2012 and now expect adjusted diluted EPS of $2.50 to $2.60. Looking to next year, we continue to remain confident in our 2013 adjusted diluted EPS target of $2.75, as well as our longer term target of $6.00 in adjusted diluted EPS in 2018. We look forward to providing detailed guidance for 2013 in conjunction with the announcement of our full year 2012 results. Our continued expected growth will come from a combination of continuing to maximize our existing global platform, executing against our strategic growth drivers, and leveraging our significant financial flexibility to enhance shareholder value.”
John Sheehan, Mylan's Chief Financial Officer, added: “The third quarter was the best in Mylan's history in terms of operating cash flow and we continue to invest this cash in the future growth drivers of our business by fueling R&D and investing in capital expenditures. As a result of our strong performance so far this year, we now anticipate 2012 adjusted operating cash flow of approximately $1 billion, which is at the very upper end of our previous expectations, and now expect 2012 adjusted free cash flow of approximately $700 million.”

Financial Results Summary
For the three months ended September 30, 2012, Mylan reported total revenues of $1.81 billion compared to $1.58 billion in the comparable prior year period, an increase of $234.0 million or 14.8%. The effect of foreign currency translation had an unfavorable impact of approximately 5% on total revenues primarily reflecting a stronger U.S. Dollar in comparison to the currencies of the other major markets in which Mylan operates. Translating total revenues for the current quarter at prior year comparative period exchange rates would have resulted in year-over-year growth of approximately $308 million, or 20%.

A tabular summary of Mylan's revenues for the three and nine months ended September 30, 2012 and 2011 is included at the end of this release. Also included at the end of this release are the reconciliations of adjusted financial results to the most closely applicable GAAP financial result.

Third party net revenues from Mylan's Generics segment, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Australia, India, Japan and New Zealand (collectively, Asia Pacific) were $1.50 billion in the quarter ended September 30, 2012, compared to $1.36 billion in the comparable prior year period, representing an increase of $137.4 million, or 10.1%, or an increase of approximately 16% when excluding the unfavorable effect of foreign currency translation.

Third party net revenues from North America were $831.0 million for the current quarter, compared to $697.0 million for the comparable prior year period, representing an increase of $134.0 million, or 19.2%. The increase in third party net revenues was principally due to sales of new products which totaled approximately $258 million in the current quarter. The most significant new product launched in the current quarter was Valsartan and Hydrochlorothiazide Tablets USP. This product is the generic version of Novartis' Diovan HCT® Tablets, which are indicated for the treatment of hypertension. The increase in sales from new products was partially offset by lower sales of existing products, including those launched as "new products" in the prior year, principally as a result of lower pricing. The effect of foreign currency translation was insignificant within North America.

Third party net revenues from EMEA were $325.6 million for the current quarter, compared to $350.9 million for the comparable prior year period, representing a decrease of $25.3 million, or 7.2%. Foreign currency translation had a negative impact on sales for the current quarter, principally reflecting the strengthening of the U.S. Dollar versus the Euro. Translating current quarter third party net revenues from EMEA at prior year comparative period exchange rates would have resulted in an increase in third party net revenues of approximately $12 million, or 3%. This increase was principally the result of an increase in revenues in France and Italy of approximately 9% and 17%, respectively. Partially offsetting these increases was unfavorable pricing in a number of European markets in which Mylan operates as a result of government imposed pricing reductions and competitive market conditions.

Third party net revenues from Asia Pacific were $339.2 million for the current quarter, compared to $310.6 million for the comparable prior year period, an increase of $28.6 million, or 9.2%. However, foreign currency translation had a negative impact on sales for the current quarter, principally reflecting the significant strengthening of the U.S. Dollar versus the Indian Rupee. Excluding the effect of foreign currency, calculated as described above, third party net revenues would have increased by approximately $64 million, or 21%. This increase is primarily driven by higher revenues at Mylan Laboratories Limited (formerly Matrix Laboratories Limited), Mylan's subsidiary in India, as a result of increased sales of antiretroviral finished dosage form generic products, which are used in the treatment of HIV/AIDS, and an increase in sales of active pharmaceutical ingredients (API). In addition, local currency revenues in Japan were favorably impacted by higher volumes. Offsetting these increases was a decline in local currency revenues in Australia, principally as a result of significant government-imposed price cuts in the current year.

For the current quarter, Mylan's Specialty segment reported third party net sales of $294.1 million, an increase of $80.1 million, or 37.4%, from the comparable prior year period of $213.9 million. The most significant contributor to Specialty segment revenues continues to be the EPIPEN® auto-injector, sales of which increased as a result of favorable pricing and volume, including growth in the overall market. The EPIPEN® auto-injector is the number one epinephrine auto-injector for the treatment of severe allergic reactions.

Gross profit for the three months ended September 30, 2012, was $788.5 million and gross margins were 43.6%. For the three months ended September 30, 2011, gross profit was $658.4 million, and gross margins were 41.8%. Adjusted gross profit, as further defined below, for the three months ended September 30, 2012 was $940.6 million and adjusted gross margins were 52% as compared to adjusted gross profit of $763.9 million and adjusted gross margins of 48% in the comparable prior year period. The increase in adjusted gross margins was primarily the result of new product introductions in North America and the increase in sales of the EPIPEN® auto-injector, partially offset by the impact of unfavorable pricing on existing products in all regions within our Generics segment.

Earnings from operations were $329.9 million for the three months ended September 30, 2012, compared to $265.9 million for the comparable prior year period. Adjusted earnings from operations for the three months ended September 30, 2012 was $512.7 million as compared to adjusted earnings from operations of $387.6 million in the comparable prior year period. This increase was driven by higher gross profit in the current year, as discussed above, partially offset by increases in research and development costs ("R&D") and selling, general and administrative costs ("SG&A"). R&D increased due primarily to the expenses related to the development of the respiratory and biologics programs as well as the timing of internal and external product development projects. SG&A increased as a result of increased marketing costs in our Specialty segment, and higher employee benefit costs.

Interest expense for the three months ended September 30, 2012, totaled $76.1 million, compared to $85.8 million for the comparable prior year period. Adjusted interest expense for the three months ended September 30, 2012 was $61.2 million as compared to adjusted interest expense of $73.2 million in the comparable prior year period. The decrease was the result of lower interest expense on variable rate debt instruments primarily due to the refinancing of our credit agreement in November 2011.

Other income, net, was $10.9 million in the current quarter compared to $12.1 million in the comparable prior year period. Generally included in other income, net, are foreign exchange gains and losses and interest and dividend income.

Net earnings attributable to Mylan Inc. increased $54.6 million, or 34.8%, to $211.3 million for the three months ended September 30, 2012 as compared to $156.7 million for the prior year comparable period. Adjusted earnings increased $103.5 million or 43.5% to $341.3 million for the three months ended September 30, 2012 as compared to adjusted earnings of $237.8 million for the prior year comparable period.

EBITDA, which is defined as net income (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $514.1 million for the quarter ended September 30, 2012, and $419.6 million for the comparable prior year period. After adjusting for certain items as further detailed below, adjusted EBITDA was $567.0 million for the current three-month period and $446.8 million for the comparable prior year period.

For the nine months ended September 30, 2012, Mylan reported total revenues of $5.09 billion compared to $4.60 billion in the comparable prior year period. Third party net revenues for the nine months ended September 30, 2012 were $5.04 billion compared to $4.58 billion for the comparable prior year period, representing an increase of $461.7 million, or 10.1%. Revenues were unfavorably impacted by the effect of foreign currency translation, generally reflecting a stronger U.S. dollar as compared to the currencies in other major markets in which Mylan operates. Translating third party net revenues at prior year exchange rates would have resulted in year-over-year growth in third party net revenues, excluding foreign currency, of $633 million, or approximately 14%.

Generics third party net revenues were $4.39 billion for the nine months ended September 30, 2012, compared to $4.14 billion in the comparable prior year period, representing an increase of $249.5 million, or 6.0%, or an increase of approximately 10% when excluding the unfavorable effect of foreign currency translation.

Third party net revenues from North America were $2.45 billion for the nine months ended September 30, 2012, compared to $2.12 billion for the comparable prior year period, representing an increase of $332.5 million, or 15.7%. The increase in third party revenues was principally due to sales of new products which totaled approximately $685 million in the current year to date period, partially offset by lower revenues from existing products.

Third party net revenues from EMEA were $987.9 million for the nine months ended September 30, 2012, compared to $1.12 billion for the comparable prior year period, a decrease of $130.8 million, or 11.7%. Excluding the unfavorable effect of foreign currency, calculated as described above, the decrease was approximately $41 million, or 4%. This decrease was the result of unfavorable pricing, due to government imposed reductions and competitive market conditions in a number of European markets in which Mylan operates, partially offset by new product introductions throughout Europe and favorable volume in France, Italy and Spain.

In Asia Pacific, third party net revenues were $945.4 million for the nine months ended September 30, 2012, compared to $897.6 million for the comparable prior year period, an increase of $47.8 million, or 5.3%. Excluding the unfavorable effect of foreign currency, calculated as described above, the increase was approximately $125 million, or 14%.This increase is primarily driven by higher third party sales at Mylan Laboratories Limited.

Specialty reported third party net revenues of $654.8 million for the nine months ended September 30, 2012, an increase of $212.2 million, or 47.9% over the comparable prior year period amount of $442.7 million. This increase was the result of higher sales of the EPIPEN® auto-injector.

Gross profit for the nine months ended September 30, 2012 was $2.15 billion and gross margins were 42.3%. For the comparable prior year period, gross profit was $1.92 billion and gross margins were 41.7%. Adjusted gross profit for the nine months ended September 30, 2012 was $2.52 billion and adjusted gross margins were 50% as compared to adjusted gross profit of $2.20 billion and adjusted gross margins of 48% in the comparable prior year period.

Earnings from operations were $834.1 million for the nine months ended September 30, 2012, compared to $758.1 million for the comparable prior year period. Adjusted earnings from operations for the nine months ended September 30, 2012 were $1.28 billion as compared to adjusted earnings from operations of $1.11 billion in the comparable prior year period. This increase was driven by higher gross profit in the current year, as discussed above, partially offset by increases in R&D and SG&A. R&D increased due primarily to the expenses related to the development of the respiratory and biologics programs as well as the timing of internal and external product development projects. SG&A increased as a result of increased marketing and employee benefit costs, including increased costs for retirement and post-employment programs.

Interest expense for the nine months ended September 30, 2012, totaled $234.1 million, compared to $254.8 million for the comparable prior year period. Adjusted interest expense for the nine months ended September 30, 2012 was $182.9 million as compared to adjusted interest expense of $218.0 million in the comparable prior year period.

Other income, net, for the current nine-month period was $13.1 million compared to $22.5 million in the comparable prior year period.

Net earnings attributable to Mylan Inc. increased $71.6 million, or 17.6%, to $478.9 million for the nine months ended September 30, 2012 as compared to $407.3 million for the prior year comparable period. Adjusted earnings increased $153.1 million, or 23.0%, to $819.8 million for the nine months ended September 30, 2012 as compared to adjusted earnings of $666.7 million for the prior year comparable period.

EBITDA was $1.27 billion for the nine months ended September 30, 2012, and $1.17 billion for the comparable prior year period. After adjusting for certain items as further discussed below, adjusted EBITDA was $1.43 billion for the current nine month period and $1.27 billion for the comparable prior year period.
Cash Flow
Adjusted cash provided by operating activities was $818 million for the nine months ended September 30, 2012, compared to $627 million for the comparable prior year period. The increase in adjusted cash provided by operating activities was principally the result of an increase in profitability. On a GAAP basis, cash provided by operating activities was $652 million for the nine months ended September 30, 2012, compared to $426 million for the comparable prior year period. Capital expenditures were approximately $160 million in the current year as compared to approximately $168 million in the same prior year period.

Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing certain non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expense, revenue and operating cash flow items in order to supplement investors' and other readers'

understanding and assessment of the company's financial performance, because the company's management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our credit agreement is appropriate to provide additional information to investors to demonstrate the company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the company's ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three and nine months ended September 30, 2012 and 2011 (in millions, except per share amounts):

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2012		2011		2012		2011
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$211.3	$0.51	$156.7	$0.36	$478.9	$1.13	$407.3	$0.92
Purchase accounting related amortization (included in cost of sales) (a)	130.6		104.1		308.9		278.1
Litigation settlements, net	8.0		2.2		(2.0)		28.5
Interest expense, primarily amortization of convertible debt discount	6.6		12.6		27.2		36.8
Non-cash accretion and fair value adjustments of contingent consideration liability	8.0		—		32.0		—
Clean energy investment subsidiary revenue (b)	(8.0)		—		(20.4)		—
Restructuring & other special items included in:
Cost of sales	29.4		1.4		77.3		7.6
Research and development expense	4.2		2.2		7.0		3.0
Selling, general and administrative expense	18.8		11.8		66.2		36.8
Other income, net	(0.1)		—		1.0		(1.2)
Tax effect of the above items and other income tax related items	(67.5)		(53.2)		(156.3)		(130.2)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$341.3	$0.83	$237.8	$0.55	$819.8	$1.94	$666.7	$1.51
Weighted average diluted common shares outstanding	411.6		431.6		422.8		441.8

(a)
Purchase accounting related amortization expense for the three and nine months ended September 30, 2012 and 2011 includes in-process research and development asset impairment charges of $41.6 million and $16.2 million, respectively.

(b)
Adjustment represents exclusion of revenue related to Mylan's ownership of a clean energy investment subsidiary, the activities of which qualify for tax credits under section 45 of the Internal Revenue Code. Amount is included in other revenue.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three and nine months ended September 30, 2012, and 2011 (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
GAAP net earnings attributable to Mylan Inc.	$211.3	$156.7	$478.9	$407.3
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	0.8	0.7	1.7	1.6
Income taxes	52.8	34.8	132.4	116.9
Interest expense	76.1	85.8	234.1	254.8
Depreciation and amortization (a)	173.1	141.6	424.1	386.5
EBITDA	$514.1	$419.6	$1,271.2	$1,167.1
Add adjustments:
Stock-based compensation expense	9.7	11.6	32.1	32.8
Litigation settlements, net	8.0	2.2	(2.1)	28.5
Restructuring & other special items	35.2	13.4	124.4	42.1
Adjusted EBITDA	$567.0	$446.8	$1,425.6	$1,270.5

(a)
For the three and nine months ended September 30, 2012 and 2011 depreciation and amortization expense includes in-process research and development asset impairment charges of $41.6 million and $16.2 million, respectively.

Conference Call
Mylan will host a conference call and live webcast today, Thursday, October 25, 2012, at 10:30 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 877.402.3913 or 817.382.5964 for international callers. A replay, available for approximately seven days, will be available at 800.585.8367 or 404.537.3406 for international callers with access pass code 36921750. To access a live webcast of the call, please log on to Mylan's Web site (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.
About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service a habit, do what's right, not what's easy and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,100 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately one-third of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 150 countries and territories. Our workforce of more than 18,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com
Forward Looking Statements
This press release includes statements that constitute "forward-looking statements", including with regard to the Company's future operations, its anticipated business levels, future earnings, planned activities, anticipated growth, and other expectations and targets for future periods. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and often may be identified by the use of words such as “may”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, "target" and variations of these words or comparable words. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company's business; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the Company's Report on Form 10-Q, for the quarter ended June 30, 2012, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company's control between the date of this release and the date that its Form 10-Q for the quarter ended September 30, 2012, is filed with the SEC could potentially result in adjustments to reported results. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Net revenues	$1,789,836	$1,572,341	$5,040,896	$4,579,215
Other revenues	19,936	3,415	52,821	19,375
Total revenues	1,809,772	1,575,756	5,093,717	4,598,590
Cost of sales	1,021,247	917,365	2,939,740	2,679,825
Gross profit	788,525	658,391	2,153,977	1,918,765
Operating expenses:
Research and development	108,250	70,847	283,570	218,651
Selling, general and administrative	342,412	319,389	1,038,397	913,604
Litigation settlements, net	7,950	2,247	(2,083)	28,457
Total operating expenses	458,612	392,483	1,319,884	1,160,712
Earnings from operations	329,913	265,908	834,093	758,053
Interest expense	76,051	85,772	234,126	254,836
Other income, net	10,939	12,073	13,084	22,543
Earnings before income taxes and noncontrolling interest	264,801	192,209	613,051	525,760
Income tax provision	52,762	34,831	132,449	116,851
Net earnings	212,039	157,378	480,602	408,909
Net earnings attributable to the noncontrolling interest	(782)	(680)	(1,716)	(1,590)
Net earnings attributable to Mylan Inc. common shareholders	$211,257	$156,698	$478,886	$407,319
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.52	$0.37	$1.15	$0.94
Diluted	$0.51	$0.36	$1.13	$0.92
Weighted average common shares outstanding:
Basic	406,469	426,412	418,000	432,265
Diluted	411,562	431,587	422,775	441,817

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	September 30, 2012	December 31, 2011
ASSETS
Assets
Current assets:
Cash and cash equivalents	$332,316	$375,056
Restricted cash	1,442	9,274
Marketable securities	33,680	30,686
Accounts receivable, net	1,499,633	1,426,438
Inventories	1,495,924	1,396,742
Other current assets	387,739	330,648
Total current assets	3,750,734	3,568,844
Intangible assets, net	2,392,092	2,630,747
Goodwill	3,531,134	3,517,935
Other non-current assets	2,032,458	1,880,617
Total assets	$11,706,418	$11,598,143
LIABILITIES AND EQUITY
Liabilities
Current liabilities (a)	$2,169,573	$2,563,156
Long-term debt	4,846,595	4,479,080
Other non-current liabilities	1,066,014	1,051,125
Total liabilities	8,082,182	8,093,361
Noncontrolling interest	14,745	13,007
Mylan Inc. shareholders' equity	3,609,491	3,491,775
Total liabilities and equity	$11,706,418	$11,598,143

(a)
At December 31, 2011, long-term debt of approximately $594.0 million related to the Senior Convertible Notes was classified within current liabilities. During the first quarter, the Senior Convertible Notes matured and were repaid.

Mylan Inc. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	September 30,		September 30,		Percent Change		Percent Change
	2012	2011	2012	2011	Total	Constant Currency (1)	Total	Constant Currency (1)

Generics:
Third party net sales
North America	$831.0	$697.0	$2,452.8	$2,120.3	19%	19%	16%	16%
EMEA	325.6	350.8	987.9	1,118.6	(7)%	3%	(12)%	(4)%
Asia Pacific	339.2	310.6	945.4	897.6	9%	21%	5%	14%
Total third party net sales	1,495.8	1,358.4	4,386.1	4,136.5	10%	16%	6%	10%

Other third party revenues	7.4	3.1	27.6	16.8
Total third party revenues	1,503.2	1,361.5	4,413.7	4,153.3

Intersegment revenues	0.4	0.4	1.1	1.2
Generics total revenues	1,503.6	1,361.9	4,414.8	4,154.5

Specialty:
Third party net sales	294.1	214.0	654.8	442.7	37%	37%	48%	48%
Other third party revenues	4.5	0.3	4.7	2.6
Total third party revenues	298.6	214.3	659.5	445.3

Intersegment revenues	6.4	17.1	30.1	51.4
Specialty total revenues	305.0	231.4	689.6	496.7

Corporate:
Other third party revenues	8.0	—	20.5	—

Elimination of intersegment revenues	(6.8)	(17.5)	(31.2)	(52.6)
Consolidated total revenues	$1,809.8	$1,575.8	$5,093.7	$4,598.6	15%	20%	11%	15%

(1)	The constant currency percent change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

Mylan Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
GAAP other revenues	$19.9	$3.4	$52.8	$19.4
Deduct:
Revenues of clean energy investment subsidiary (a)	(8.0)	—	(20.4)	—
Adjusted other revenues	$11.9	$3.4	32.4	19.4

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
GAAP total revenues	$1,809.8	$1,575.8	$5,093.7	$4,598.6
Deduct:
Revenues of clean energy investment subsidiary (a)	(8.0)	—	(20.4)	—
Adjusted total revenues	$1,801.8	$1,575.8	$5,073.3	$4,598.6

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
GAAP cost of sales	$1,021.2	$917.4	$2,939.7	$2,679.8
Deduct:
Cost of sales of clean energy investment subsidiary (a)	10.7	—	26.5	—
Purchase accounting related amortization	130.6	104.1	308.9	278.1
Restructuring & other special items	18.7	1.4	50.8	7.6
Adjusted cost of sales	$861.2	$811.9	$2,553.5	$2,394.1

Adjusted gross profit (b)	$940.6	$763.9	$2,519.8	$2,204.5

Adjusted gross margin (b)	52%	48%	50%	48%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
GAAP total operating expenses	$458.6	$392.5	$1,319.9	$1,160.7
Deduct:
Operating expense of clean energy investment subsidiary (a)	0.2	—	0.6	—
Litigation settlements, net	8.0	2.2	(2.0)	28.5
Restructuring & other special items	22.5	14.0	80.6	39.8
Adjusted total operating expenses	$427.9	$376.3	$1,240.7	$1,092.4

Adjusted earnings from operations (c)	$512.7	$387.6	$1,279.1	$1,112.1

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
GAAP interest expense	$76.1	$85.8	$234.1	$254.8
Deduct:
Interest expense of clean energy investment subsidiary (a)	0.8	—	3.9	—
Non-cash accretion of contingent consideration liability	8.3	—	24.0	—
Non-cash interest, primarily amortization of convertible debt discount	5.8	12.6	23.3	36.8
Adjusted interest expense	$61.2	$73.2	$182.9	$218.0

Reconciliation of cash provided by operating activities

	Nine Months Ended
	September 30,
	2012	2011
GAAP cash provided by operating activities	$652.3	$426.3
Add:
Payment of litigation settlements	100.2	72.1
Adjustments for timing of cash receipts deducted in prior periods	79.2	68.2
Payment to Merck KGaA related to income tax benefits on indemnified litigation	—	60.4
Income tax items	(13.9)	—
Adjusted cash provided by operating activities	$817.8	$627.0

(a)
Adjustment represents exclusion of revenue and expenses related to Mylan's ownership of a clean energy investment subsidiary, the activities of which qualify for tax credits under section 45 of the Internal Revenue Code.

(b)	Adjusted gross profit is calculated as adjusted total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by adjusted total revenue.

(c)Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.